UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2017

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10555 Richmond Avenue, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on August 3, 2016, Ignite Restaurant Group, Inc. (the “Company”) received a letter, dated July 28, 2016, from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was no longer in compliance with Nasdaq Marketplace Rule 5450(b)(3)(C) since the market value of its publicly held shares closed below the required minimum of $15,000,000 for the previous 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(D), Nasdaq granted the Company a 180-day period, or until January 24, 2017, to regain compliance.

The Company was unable to regain compliance with Rule 5450(b)(2)(C) by January 24, 2017. Accordingly, on January 25, 2017, the Company received a letter from Staff notifying it that the Company’s common stock would be delisted from The Nasdaq Global Select Market on February 3, 2017 unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company intends to appeal the Staff determination by requesting a hearing before the Panel to seek continued listing. In the event of an appeal, the Panel has the discretion to grant the Company up to an additional 180 calendar days from January 25, 2017 to regain compliance. An appeal would also automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel.

There can be no assurance that the Panel would ultimately grant an extension of the compliance period. Therefore, the Company is considering the various available options if the Panel does not grant such an extension on appeal.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 27, 2017

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Brad A. Leist
Brad A. Leist
Senior Vice President and Chief Financial Officer